Exhibit 99.1

Contacts:	Lawrence P. Ward, CEO Margaret Torres, CFO 805-369-5200

HERITAGE OAKS BANCORP TO PRESENT AT THE KEEFE, BRUYETTE & WOODS 2007 8th ANNUAL COMMUNITY BANK INVESTOR CONFERENCE

Paso Robles, CA -July 26, 2007 — Heritage Oaks Bancorp (NASDAQ: HEOP), parent company of Heritage Oaks Bank, today announced plans to participate in the Keefe, Bruyette & Woods 2007 8th Annual Community Bank Investor Conference. Lawrence P. Ward, President and CEO of Heritage Oaks, will present on August 1, at 1:30 p.m. EST.

The conference, set for July 31st through August 1st, 2007, at the Waldorf Astoria Hotel in New York, will be available in its entirety, both live and via 60-day replay, at http://www.kbw.com/news/conferenceCommunity.html.

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton and Morro Bay and three branch offices in Santa Maria. Heritage conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

This News Release may be deemed to be solicitation material in respect of the proposed transaction between Heritage Oaks Bancorp and Business First National Bank pursuant to an Agreement to Merge and Plan of Reorganization, dated as of May 29, 2007 by and among Heritage Oaks Bancorp and Business First National Bank (the “Agreement”). Filing of this News Release is being made in connection with Rule 165 and 425 promulgated by the Securities and Exchange Commission (“SEC”).

In connection with the proposed transaction, Heritage Oaks Bancorp will file with the SEC a registration statement on SEC Form S-4. The registration statement will contain a proxy statement/prospectus which will describe the proposed transaction and its proposed terms and conditions. Shareholders are encouraged to read the registration material and proxy statement/prospectus before making any voting or investment decisions because these documents will contain important information about the transaction. A definitive proxy statement will be sent to the shareholders of Business First National Bank seeking required shareholder approval. A copy of the Agreement was filed with the SEC as an exhibit to Heritage Oaks Bancorp’s 8-K, a separate filing from the Form S-4. The registration statement, the Form 8-K and all other documents filed with the SEC in connection with the transaction will be available for free when filed, both on the SEC’s web-site (www.sec.gov) or by contacting Tana Eade, Vice President and Investor Relations Officer, Heritage Oaks Bancorp, 545 Twelfth Street, Paso Robles, California 93446. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on Heritage Oaks Bancorp’s web-site: www.heritageoaksbancorp.com. Heritage Oaks Bancorp posts these reports to its web-site as soon as reasonably practicable after filing them with the SEC. None of the information on or hyper-linked from Heritage Oaks Bancorp’s web-site is incorporated into this press release.

NOTE: Transmitted on Prime Newswire on July 26, 2007, at 3:30 a.m. PST.